Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Presidio PubCo Inc., Presidio Investment Holdings LLC and EQV Resources LLC of the Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of Presidio (as defined in the Registration Statement) upon the completion of the Business Combination (as described in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 18, 2025

By:	/s/ Tyson Taylor
Name:	Tyson Taylor